EXHIBIT 10.54

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

This Agreement for Sale and Purchase of Property (the “Agreement”) is dated April 29, 2016 (the “Effective Date”) by and between HAMPTON HOTEL ASSOCIATES LLC, a Delaware limited liability company, (“Seller”); and THREE CAPITAL HOTELS, INC., a Virginia corporation (“Buyer”); and AJITKUMAR B. PATEL (“Guarantor”).

RECITALS:

A.Seller owns and operates the Crowne Plaza Marina Hotel of Hampton (the “Hotel”) located at 700 and 702 Settlers Landing Road, Hampton, Virginia.

B.Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the following terms and conditions and for the price herein set forth, the Hotel and all related assets used in the operation of the Hotel.

Article I.
DEFINED TERMS

1.1	Definitions. As used herein, the following terms shall have the following meanings:
(a)	“Additional Deposit” means the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) paid by Buyer in accordance with Section 3.2.
(b)	“Agreement” has the meaning set forth in the opening paragraph.
(c)	“Bill of Sale” shall mean the bill of sale conveying title to the Personal Property to Buyer.
(d)	“Business Day” shall mean any day on which business is conducted by national banking institutions in Hampton, Virginia.
(e)	“Closing” shall mean the consummation of the transactions contemplated in this Agreement.
(f)	“Closing Date” shall mean the date which is not more than thirty (30) days after the Feasibility Date, unless extended by Buyer pursuant to Section 5.1.
(g)	“Closing Extension Deposit” shall mean the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) held by the Escrow Agent if paid by Buyer in accordance with Section 5.1.
(h)	“City” shall mean the City of Hampton, Virginia.
(i)

“Contract” shall mean any service, maintenance, supply, management, operating, or employment contract or other agreement, however termed, written or oral, affecting the use, ownership, management, maintenance, or operation of all or any part of the Property as listed on Schedule 1.1(i).

(j)	“Deed” shall mean the special warranty deed conveying fee title to the Real Property to Buyer, duly executed by Seller and acknowledged and in proper form for recordation.
(k)

“Deposit” shall mean the amount from time to time held by Escrow Agent as Buyer’s earnest money deposit paid in accordance with:  (i) Section 3.2 (Initial Deposit and Additional Deposit) and (ii) Buyer’s Closing Extension Deposit, if paid in accordance with Section 5.1. The Deposit shall be paid in accordance with Section 3.2 and Section 5.1, respectively, and shall be increased to the extent that interest accrues thereon.  All accrued interest shall belong to Buyer up to and through the Feasibility Date. Thereafter the Deposit, with interest, shall belong to Seller, subject to the provisions set forth herein concerning the disposition of the Deposit, and provided that such Deposit and interest thereon shall be credited against the Purchase Price at Closing.

(l)

“Due Diligence Reports” shall mean all reports, documents, studies, analyses, and other written information obtained by Buyer with respect to the Property, including results of physical inspections, engineering studies, engineering drawings and specifications, surveys, Hazardous Materials Reports, soil tests, site plans, feasibility studies, market studies, architectural plans, specifications and drawings, title reports, permits, approvals and authorizations (whether obtained from governmental authorities or third parties); and all other work product generated by or for Buyer in connection with the Property.

(m)	“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.
(n)	“Escrow Agent” shall mean Willcox & Savage, P.C., 440 Monticello Avenue, Suite 2200, Norfolk, Virginia 23510.
(o)	“Feasibility Date” shall mean 5:00 PM EDT on the date that is forty-five (45) days after the Effective Date.
(p)

“Franchise Agreement” shall mean the following agreement in customary form and substance: (i) that certain franchise agreement by and between Buyer and InterContinental Hotels Group PLC for the operation of the Hotel as a Crowne Plaza Hotel and Resort franchise.

(q)

“Hazardous Materials” shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.  The term “Hazardous Materials” includes, without limitation, any substance regulated under any and all federal, state and local statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, toxic substances, hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

(r)

“Hazardous Materials Reports” shall mean any and all studies, reports, analyses, information, or other written records regarding the presence of Hazardous Materials at, on, in, under or relating to the Land.

(s)	“Hotel” has the meaning set forth in the Recitals.
(t)	“Initial Deposit” shall mean the amount of One Hundred Thousand and No/100 Dollars paid by Buyer in accordance with Section 3.2.
(u)

“Intangibles” shall mean all trademarks, trade names, service marks, franchises, domain names, website and other intangible rights, owned or licensed and used or held for use by Seller as of the date of this Agreement.

(v)	“Land” shall mean that certain parcel of real property located in the City as more particularly described on EXHIBIT A, attached hereto and made a part hereof.
(w)	“Leases” shall mean all leases and/or occupancy rights (other than occupancy rights of Hotel guests) with respect to the Real Property as listed on Schedule 1.1(w).
(x)

“Personal Property” shall mean (i) all tangible personal property and fixtures owned by Seller and located on or attached to the Real Property as more specifically described on the attached Schedule 1.1(x), including, without limitation, Supply Inventories, (ii) Seller’s interest in all transferable licenses or permits with respect to the Real Property and the Hotel, (iii) Seller’s interest in all transferable Contracts relating to the ownership or operation of the Real Property and the Hotel (iv) Seller’s interest in all transferable warranties or guaranties relating to the Real Property and the Hotel, and (v) Intangibles.  Personal Property does not include property owned by others such as hotel guests, Tenants under Leases or parties to Contracts.  Personal Property shall not include insurance policies, utility deposits, bank accounts, cash on hand, cash equivalents or cash on deposit.

(y)	“Property” shall mean, collectively, the Real Property and the Personal Property not excluded from this Agreement.
(z)	“Real Property” shall mean the Land together with Seller’s interest in the buildings and other improvements and fixtures located on the Land.
(aa)	“Security Deposits” shall mean the security deposits, if any, in Seller’s possession with respect to the Leases and which have not been forfeited by Tenants before

Closing.  Security Deposits shall not include any security deposits, whether or not provided for in the Leases, that were paid to Seller’s predecessor(s) in interest to the Property and that were not delivered to Seller and are not in Seller’s possession.

(bb)

“Seller Group” shall mean Seller and its past, present, and future officers, directors, shareholders, agents, representatives, successors, and assigns and their respective heirs, successors, and assigns.

(cc)	“Seller’s Knowledge” shall mean the knowledge, information and belief of Seller based upon the knowledge, information and belief of its officers, directors, employees and agents.
(dd)

“Supply Inventories” shall mean all of Seller’s right, title, and interest in and to all china, glassware, silverware, cutlery, linens, uniforms, works of art, materials and supplies existing as of the Closing Date and used in connection with the operation of the Real Property and the Hotel, including (i) reserve stocks of operating supplies not in use, (ii) engineering supplies, (iii) guest supplies, (iv) housekeeping supplies and (v) office supplies.  Supply Inventories shall mean only such items as exist on the Closing Date and shall not include any such items owned by hotel guests, Tenants, or other third parties.

(ee)	“Tenants” shall mean those persons or entities holding rights of tenants under the Leases.
(ff)

“Title Commitment” shall mean the commitment for the issuance of an owner’s title insurance policy to be issued by the Title Company in favor of Buyer in the full amount of the Purchase Price and obtained by Buyer pursuant to Section 4.1.

(gg)

“Title Company” shall mean a nationally recognized title insurance company selected by Buyer to issue the Title Commitment and the owner’s title insurance policy to Buyer in accordance with the terms hereof.

(hh)	“VDEQ” shall mean the Virginia Department of Environmental Quality.
1.2	Other Defined Terms. Other capitalized terms contained in this Agreement shall have the meanings ascribed to them herein.

Article II.
INSPECTION

2.1

Information Regarding Property.  Seller has or will provide to Buyer within ten (10) Business Days of the Effective Date the documents and information on attached Schedule 2.1 pertaining to the Property, all of which Buyer agrees shall be used only for conducting due diligence hereunder and kept confidential except to the extent such information must be shared with third parties such as Buyer’s title insurance company, engineers, surveyors, etc. in furtherance of its due diligence investigations.

2.2	Buyer’s Inspection Rights.
(a)

Buyer shall have until the Feasibility Date to determine whether the Property is acceptable to Buyer with respect to any and all matters that Buyer desires to investigate including, but not limited to, title, survey, financing, physical, electrical, mechanical and environmental matters and zoning.

(b)

If Buyer finds the Property to be unacceptable and elects not to proceed with the transaction contemplated hereby, Buyer shall give, on or before the Feasibility Date, written notice of termination to Seller.  If Buyer shall give written notice of termination to Seller before the Feasibility Date, this Agreement shall be terminated.  Upon such termination the Deposit shall be returned to Buyer within two (2) Business Days and neither party shall have any further rights or obligations hereunder, except, however, that Buyer shall remain obligated with respect to the indemnities and obligations contained in Sections 2.4 and 2.5 and any other provisions that expressly survive termination or expiration of this Agreement.

(c)

If Buyer fails to give written notice of termination to Seller on or before the Feasibility Date, Buyer shall be deemed to have found the Property acceptable in all respects and this Agreement shall remain in full force and effect and the Deposit shall be applied as provided in this Agreement.

(d)

Seller shall thereafter convey to Buyer at Closing (i) fee simple title to the Real Property by the Deed, free and clear of all liens and encumbrances and (ii) the Personal Property by the Bill of Sale, free and clear of all liens and encumbrances, both in accordance with the provisions of this Agreement.

2.3

Access and Liability Insurance.  Buyer and Buyer’s agents and contractors shall be entitled to enter the Property at all reasonable times as agreed on by Buyer and Seller in advance, which agreement shall not be unreasonably withheld or delayed, but only for the purpose of conducting tests and making site inspections and investigations during this Agreement.  Buyer shall give Seller not less than forty-eight hours’ advance notice of any proposed entry so that Seller’s general manager can be present during the exercise of any such right of entry.  In exercising any such right of entry, Buyer agrees that Buyer and Buyer’s agents and contractors shall conduct all communications relating to the Property through Buyer’s general manager and shall not contact or communicate with other employees of Seller.  In doing so, however, Buyer agrees not to cause any damage or make any physical changes to the Property or interfere with the rights of Tenants or others who may have a legal right to use or occupy the Property.  Under no circumstances shall the right of entry granted herein be interpreted as delivery of possession of the Property before Closing.  Buyer shall maintain at all times during its entry on the Property, comprehensive general liability insurance with limits of not less than One Million Dollars combined single limit, bodily injury, death and property damage insurance per occurrence and provide to Seller proof thereof.

2.4

Indemnification.  Buyer shall protect, defend, indemnify, save and hold harmless Seller Group against any and all claims, demands, fines, suits, actions, proceedings, orders, decrees, judgments, damage or liability (including reasonable attorneys’ fees incurred by Seller with respect thereto) of any kind or nature, by or in favor of anyone whomsoever, resulting from, arising from, or occasioned in whole or in part by any act or omission by Buyer, its agents, contractors, employees, representatives or invitees in, on, or at the Property before Closing from Buyer’s inspection, examination and inquiry of or on the Property; provided, however, that Buyer shall not have any duty to protect, defend, indemnify, save and hold harmless Seller Group from any such claims, demands, fines, suits, actions, proceedings, orders, decrees, judgments, damage or liability that arise from the gross negligence or willful misconduct of Seller Group.

2.5

Buyer’s Obligations with Respect to Inspections.  Buyer shall restore the Property to its original condition promptly after Buyer’s factual, physical and legal examinations and inspections of the Property.  Buyer shall promptly pay for all inspections and Due Diligence Reports on the rendering of statements therefor.  Buyer shall not suffer or permit the filing of any liens against the Property and if any such liens are filed, Buyer shall promptly cause them to be released or otherwise eliminated from being a lien on the Property.  If the transaction contemplated by this Agreement is not closed for any reason whatsoever, Buyer shall remain obligated with respect to the indemnities and other obligations contained in Sections 2.4 and 2.5 of this Agreement.

Article III.
PURCHASE PRICE AND TERMS OF PAYMENT; CLOSING ADJUSTMENTS

3.1

Purchase Price.  The total purchase price (“Purchase Price”) of the Property shall be Five Million Eight Hundred Thousand and No/100 Dollars ($5,800,000.00). The parties agree to allocate the Purchase Price, and report such allocation on their tax returns, in accordance with Internal Revenue Code §1060 as set forth on Schedule 3.1.

3.2	Payment of Purchase Price. The Purchase Price shall be paid as follows:
(a)

Deposit (Initial Deposit and Additional Deposit, if Applicable).  Upon execution of this Agreement, Buyer, within two Business Days of the Effective Date, shall deliver in escrow to the Escrow Agent the Initial Deposit by cashier’s check or by wire transfer. The Initial Deposit is consideration for the rights granted to Buyer to purchase the Property and shall be deemed non-refundable after the Feasibility Date, unless notice is given in accordance with Section 2.2 or following Seller default.  Provided that Buyer executes all necessary forms required by the Escrow Agent, the Deposit shall be held in an interest-bearing account with a federally insured banking institution.  Any interest accrued thereon shall become a part of the Deposit to be applied or disposed of in the same manner as the Deposit.  If Buyer does not terminate this Agreement on or before the Feasibility Date, Buyer shall deliver in escrow to the Escrow Agent the Additional Deposit which shall become part of the Deposit upon delivery, shall be non-refundable, and shall be held by the Escrow Agent in accordance with the provisions of this Agreement.

At the Closing, Buyer shall receive a credit against the Purchase Price in the amount of the Deposit, and the Deposit shall be delivered to Seller.
(b)	Payment at Closing. The balance of the Purchase Price, shall be paid by Buyer by wire transfer at the time of Closing.
3.3

Prorations; Adjustments; Closing Costs.  The following adjustments and prorations shall be computed as of the Closing Date and the Purchase Price shall be adjusted at Closing to reflect such prorations.  All items of revenue, cost and expense of the Property with respect to the period before the Closing Date shall be for the account of Seller.  All items of revenue, cost and expense of the Property with respect to the period on and after the Closing Date shall be for the account of Buyer.  All prorations shall be based on a 30-day month.  Buyer acknowledges that it shall be solely responsible for liabilities expressly assumed by Buyer in this Agreement and any expense related to the Hotel and Leases, and to Contracts, if any, assumed by Buyer with respect to the period on and after the Closing Date (the “Assumed Liabilities”) and shall also be entitled to all revenues with respect to the period on and after the Closing Date specifically excluding revenues related to lodging the night before the Closing Date, which shall be the property of Seller.

(a)

Payables.  Seller shall pay on or before the Closing Date all of Seller’s accounts payable incurred in the ordinary course of business in connection with the ownership and operation of the Hotel including, but not limited to, amounts payable to vendors and other trade payables, amounts payable under the Contracts (collectively, the “Payables”) attributable to Seller’s ownership and operation of the Property before the Closing Date except those Payables that are not due and payable as of the Closing Date (the “Outstanding Payables”) which Seller and Buyer agree to prorate as of the Closing Date.  Seller agrees that between the Effective Date and the Closing Date all payables shall be paid and discharged in the ordinary course of business.  Any Payables as of the Closing Date relating to the operation of the Hotel before the Closing Date and not discovered until after the Closing Date but in no event more than ninety (90) days after the Closing Date, shall be paid by Seller at such time as they are discovered or due as the case may be, and Buyer shall have no responsibility therefor.

(b)	Cash, Accounts Receivable.
(i)

Seller shall receive a credit for any and all cash in the cash registers, vaults, safes, (other than that belonging to guests) and/or “petty cash boxes” or similar cash receptacles as of the Closing Date that is transferred to Buyer.

(ii)

All of Seller’s accounts receivable incurred in the ordinary course of business in connection with the ownership and operation of the Hotel, including net amounts subject to collection from credit card operations and other trade receivables as of the Closing Date and relating to periods before the Closing Date, except lodging the night before the Closing Date, are called the “Accounts Receivable.”  All Accounts Receivable shall remain the property of Seller.  Seller shall use its best efforts to collect all Accounts Receivable before the Closing Date.  Seller shall deliver to Buyer on the Closing Date a list of all uncollected Accounts Receivable balances originating before the Closing Date and owed to Seller from Tenants, guests or patrons of the Hotel as Schedule 3.3(b)(ii).  Seller shall use its best efforts to cause the Accounts Receivable to be paid directly to Seller after the Closing.  If, after the Closing, any Accounts Receivable are nevertheless paid to Buyer, such Accounts Receivable will remain the property of Seller, and Buyer shall forward such Accounts Receivable to Seller within five (5) days of receipt thereof.  If Buyer fails to forward such receivables within such five-day period, Buyer shall pay Seller a late fee equal to 10% of the amount received.  Buyer shall cooperate with Seller in connection with the collection of the Accounts Receivable and shall provide Seller with reasonable access to Buyer’s books and records with regard to any Accounts Receivable collected by Buyer.

(c)

Deposits and Rents.  All collected rents, deposits and other payments from Tenants under the Leases (excluding Advance Booking Deposits which are addressed in Section 3.3(j) below) that have been delivered to Seller shall be prorated between Seller and Buyer as of the Closing Date.  The balance remaining from any security deposits or prepaid rent held by Seller after deductions previously made by Seller shall be transferred to Buyer.  If any rent or other payments under the Leases are in arrears as of the Closing Date (“Delinquent Rents”), the amount of any such Delinquent Rents that are attributable to any period before the Closing Date shall be paid by Buyer to Seller after the Closing if received by Buyer.  Buyer shall use commercially reasonable efforts to attempt to collect on Seller’s account any such amounts.  Buyer shall be entitled to deduct from any payments received by Buyer from any Tenants who owe Delinquent Rents (i) first, Buyer’s reasonable costs of collection incurred with respect to such payments (including reasonable attorneys’ fees); (ii) second, rents due for the month in which such payment is received by Buyer; and (iii) third, rents from such Tenant attributable to any period after the Closing Date that are past due on the date of receipt.  Notwithstanding the foregoing, percentage rents, if any, under the Leases shall be equitably prorated as agreed by Seller and Buyer.

(d)

Taxes and Assessments.  Taxes and assessments for the year of Closing shall be prorated as of the Closing Date if the amount of such taxes is known at the time of Closing.  If such amount cannot be then ascertained, proration shall be based on the amount of the taxes for the preceding year.  If any tax proration shall be based on the amount of taxes for the year preceding the year of Closing, such taxes, at the request of either party, shall be re-prorated and adjusted between the parties as soon as reasonably practicable after the tax bills for the year of Closing are received.  Public liens, if any, certified or for which the work has been substantially completed on the date of Closing shall be paid by Seller and any other such liens shall be assumed by Buyer.

(e)	[Intentionally deleted.]

(f)

Fuel, Water and Utility Charges.  Fuel, water and utility charges shall be estimated, adjusted and apportioned on the basis of the last meter reading as of the Closing Date.  If there are meters on the Real Property, Seller shall furnish readings to date not more than three (3) days before the Closing Date, and the unread meter charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.  Readings will be secured for all utilities as close as practicable to the Closing Date.

(g)	Sewer and Stormwater Charges. Sewer and stormwater charges, if any, shall be estimated, adjusted and apportioned as per custom as of the Closing Date.
(h)

Income and Deposits.  Income from telephone, vending machines and other coin-operated devices on the Real Property, if any, shall be adjusted and apportioned as of the Closing Date.  Deposits, if any, made by Seller, the manager of the hotel on behalf of Seller, or any predecessor in title as security under any utility or public service contract shall be credited to Seller to the extent that the same remains on deposit and is verified by the holder thereof for the benefit, and in the name of, Buyer.  If such deposits cannot remain on deposit for the benefit of Buyer, Buyer shall place new deposits with the utility company(ies) and the existing deposits shall be released to Seller.

(i)

Fees for Licenses and Permits.  Fees paid or payable, if any, for licenses and permits shall be adjusted and apportioned as of the Closing Date to the extent such licenses and permits are assumed by Buyer.

(j)

Advance Booking Deposits.  Deposits in connection with advance bookings for future occupancy or use, after the Closing Date, of hotel rooms, suites, banquet and meeting rooms, and convention or restaurant facilities in the Hotel by any person, organization or group, are herein called “Advance Booking Deposits” and shall be revised and re-certified by Seller as of the Closing Date.  The aggregate amount of deposits in connection with the Advance Booking Deposits and any other deposits, advances or advance payments in connection with the operation of the Hotel shall be credited to Buyer.

(k)

Contracts.  All prepayments made under any continuing Contracts affecting the Real Property, if any, shall be adjusted and apportioned as of the Closing Date to the extent such agreements are assumed by Buyer which assumption, if any, shall be in Buyer’s sole discretion.

(l)

Other Customary Prorations.  All other verifiable charges and fees customarily prorated and adjusted in similar transactions shall be adjusted and apportioned as of the Closing Date.  If accurate prorations and other adjustments cannot be made at Closing because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate on the best available information or as otherwise provided herein.

(m)

Intent of Prorations Provisions.  The intent of the prorations and adjustments provided for herein is that Seller shall bear all expenses of operation of the Real Property and shall receive all income therefrom accruing before the Closing Date, and Buyer shall bear all expenses of operation and receive all income therefrom accruing on and after the Closing Date, excluding room rents for the night’s lodging incurred before the Closing Date.  Notwithstanding anything to the contrary set forth herein, with respect to meeting or function room revenues, it is specifically agreed that revenues allocable to the night commencing immediately before the Closing Date shall be for the account of Seller and revenues for meeting or function rooms commencing with the night of the Closing Date shall be for the account of Buyer.

3.4

Costs and Expenses.  Buyer shall pay all documentary stamp taxes, recording taxes and other transfer taxes on the Deed, all costs of recording and the title insurance premium for the owner’s title insurance policy to be obtained by Buyer and the costs of any of Buyer’s lender requirements, if any.  Seller shall pay the cost of preparation of all documents required under Section 5.2, and the Virginia Grantor’s Tax and any other taxes or fees to be paid by or on behalf of the grantor under Virginia law.  Attorneys’ fees, consulting fees, and other due diligence expenses shall be borne by the party incurring such expense.

Article IV.
TITLE: SURVEY

4.1

Evidence of and Encumbrances on Title.  As soon as is reasonably practicable, Buyer shall obtain the Title Commitment and promptly deliver a copy thereof to Seller.  Buyer may file written objections to exceptions contained in the Title Commitment on or before the Feasibility Date, provided, however, that the following shall be deemed “Acceptable Encumbrances” and Buyer shall not have the right to object to Acceptable Encumbrances:

(a)	Real property taxes and assessments for the year in which the sale and purchase shall be closed, which shall be prorated as provided for herein;
(b)	The standard printed exceptions contained in owner’s title insurance policies; and
(c)	Any matters which are approved in writing by Buyer or deemed approved by Buyer in accordance with this Agreement.

If Buyer timely and properly files a written objection to any such item other than an Acceptable Encumbrance, then Seller shall have the option to use reasonable diligence to remove, discharge, or correct such liens, encumbrances or objections and the obligation to pay sums of an ascertainable amount and shall have a period of thirty (30) days after receipt of notice thereof in which to do so (and if necessary the Closing Date may be extended by Seller, but in no event past sixty (60) days following the Feasibility Date, except as mutually agreed by the parties in writing).  Seller shall not in any event be obligated to litigate any matter in order to remove, discharge or correct any lien, encumbrance or objection.  If Seller is unwilling or unable to remove or discharge such other liens, encumbrances or objections within such period, and notifies Buyer in writing of its decision, then Buyer, at its option, shall notify Seller within five

(5) Business Days of its decision to either terminate this Agreement or accept title in its then existing condition without reduction of the Purchase Price.  If Buyer shall elect to terminate this Agreement, the Deposit shall be refunded to Buyer within two (2) Business Days, this Agreement shall terminate, and thereafter neither Seller nor Buyer shall have any further rights or obligations hereunder except that Buyer shall remain obligated with respect to the provisions of Sections 2.4 and 2.5 hereof.  If Buyer fails to give written notice of objection to Seller on or before the Feasibility Date, all matters reflected on the Title Commitment shall be deemed to be Acceptable Encumbrances and this Agreement shall remain in full force and effect and Buyer shall be obligated to complete the transaction as required by this Agreement.

Article V.
CLOSING

5.1

Time and Place.  Closing shall take place at 10:00 A.M. on the Closing Date; provided, however, that pursuant to Section 4.1 Seller, at Seller’s option, may extend the Closing Date for purposes of curing objections to the status of title that were timely and properly raised by Buyer. Buyer may extend the Closing Date an additional thirty (30) days by giving written notice to Seller on or before the Closing Date and by delivering to the Escrow Agent in escrow the Closing Extension Deposit by cashier’s check or by wire transfer, which Closing Extension Deposit shall thereupon become part of the Deposit and held by the Escrow Agent as part of the Deposit in accordance with the provisions of this Agreement.  Closing shall be held at the Hotel, or at such other place as the Buyer and Seller may mutually agree.  Failure to close as set forth above shall constitute a breach hereunder.

5.2

Seller’s Deliveries.  At Closing, Seller shall deliver or cause to be delivered to Buyer the following items (executed on behalf of the appropriate entities and by the appropriate individuals, where applicable):

(a)	The Deed in the form of attached Exhibit B;
(b)	A Seller’s Affidavit related to the Real Property in a form as is reasonably required by Buyer’s attorney or the Title Company;
(c)	A Bill of Sale with respect to the Personal Property, licenses and permits, in the form of attached Exhibit C;
(d)	An Assignment and Assumption Agreement (“Assignment and Assumption Agreement”), in the form of attached Exhibit D;
(e)	Form letter reasonably satisfactory to Buyer’s attorney executed by Seller to advise all Tenants under Leases and all contractors under Contracts of the sale to Buyer;
(f)	Unforfeited Security Deposits in Seller’s possession, if any, shall be transferred to Buyer unless credited to Buyer against the Purchase Price;

(g)	Closing Statement (“Closing Statement”) reflecting all financial aspects of the transaction;
(h)	All keys and security codes in Seller’s actual possession with respect to the Property;
(i)	Duly adopted resolutions or a consent in writing of Seller authorizing Seller to consummate the transaction contemplated hereby and to perform all of Seller’s obligations hereunder;
(j)

Certificate of Good Standing from the State of Delaware showing Seller as duly organized, validly existing and in good standing under the laws of the State of Delaware as a Delaware limited liability company;

(k)	Incumbency Certificate as to the existing managers of Seller;
(l)	A Certificate recertifying the representations, warranties and covenants of Seller contained herein as of the Closing Date;
(m)	A list of Outstanding Payables; and
(n)	Such other usual and customary documentation or deliveries as may be reasonably requested by Buyer.
5.3

Buyer’s Deliveries.  At Closing, Buyer shall deliver or cause to be delivered to Seller the following items (executed on behalf of the appropriate entities and by the appropriate individuals, where applicable):

(a)	Cash to close in the amount required by Article III, together with any other amounts as required herein, by wire transfer to Seller’s account;
(b)	Assignment and Assumption Agreement;
(c)	Closing Statement;

(d)	A Certificate recertifying the representations, warranties and covenants of Buyer contained herein as of the Closing Date;
(e)	Duly adopted resolutions or consent in writing of Buyer authorizing Buyer to consummate the transaction contemplated hereby and to perform all of Buyer’s obligations hereunder;
(f)	Incumbency Certificate as to the existing officers and directors of Buyer;
(g)	The Franchise Agreement (if applicable); and
(h)	Such other usual and customary documentation or deliveries as may be reasonably requested by Seller.

5.4	Possession. Possession of the Property shall be surrendered to Buyer at Closing.
5.5

Contingencies.  Notwithstanding anything to the contrary contained herein, Buyer’s and Seller’s obligation to proceed to Closing is specifically contingent on Seller and Buyer, respectively, having performed all obligations required to be performed by each such party under this Agreement on or before the Closing Date.

Article VI.
LICENSES AND PERMITS

6.1	Licenses and Permits.
(a)

Buyer acknowledges that it is the responsibility of Buyer to obtain the approval of the applicable governmental authorities for issuance of such licenses and permits as shall be necessary or desirable in Buyer’s opinion to operate the Hotel.  Buyer shall file any and all applications and supporting documents with the appropriate governmental agencies, at Buyer’s cost, and expense.  Seller agrees to cooperate with Buyer (but without cost to Seller) in the filing of such applications, to the extent such cooperation may be required by governmental agencies issuing or approving the licenses and permits.

(b)

Buyer hereby assumes the risk of failing to obtain any licenses and permits relating to the Hotel, and the refusal of any governmental authority to grant said licenses and permits shall not give Buyer any rights, remedies or causes of action against Seller for damages, for termination of this Agreement or any other relief whatsoever.

Article VII.
SELLER’S AND BUYER’S CONTINUING COVENANTS

7.1	Seller’s Pre-Closing Covenants. Seller covenants and agrees that between the Effective Date and the Closing Date, Seller shall:
(a)	continue to operate the Hotel substantially in accordance with Seller’s past practices;
(b)

not intentionally terminate, breach or amend, without Buyer’s prior written consent, any existing Leases, licenses and permits or Contracts except that termination will be permitted in the event of default by the other party or, in the case of Contracts, if replaced by a comparable Contract;

(c)	not intentionally injure or damage the business reputation of the Hotel or divert business therefrom;
(d)	not intentionally damage the Real Property;
(e)	maintain the insurance coverage that is presently in effect; and

(f)	maintain food, beverage, inventory and supply levels that are currently maintained.
7.2

Seller’s Post-Closing Covenants.  Seller covenants and agrees that after Closing, Seller shall remain responsible for performing ongoing monitoring obligations of Seller with respect to the Oil Spill identified in Section 8.2(f) below in accordance with VDEQ requirements until the VDEQ no longer requires groundwater monitoring to be performed with respect to the Oil Spill.

7.3	Buyer’s Covenants.
(a)

Buyer covenants and agrees that, within fifteen (15) days of the Effective Date, Buyer, at its cost and expense, will apply for a franchise to operate the Hotel as a Crowne Plaza Hotel and Resort.  In the alternative, if Buyer does not desire to operate the Hotel as a Crowne Plaza Hotel or if Buyer is not awarded a new franchise, Buyer, at its cost and expense, will take all necessary actions and steps to terminate the current Crowne Plaza franchise for the Hotel and to de-identify the Property as a Crowne Plaza Hotel.

(b)

Buyer covenants and agrees that Buyer will provide Seller access to the Property for the purpose of performing ongoing groundwater monitoring obligations of Seller as required by the VDEQ with respect to the Oil Spill identified in Section 8.2(f) below and storing at the Property any equipment reasonably required in connection with the performance of such ongoing groundwater monitoring obligations but that Seller will not have any responsibility for any environmental matters that arise from the Property and the operation of the Hotel after Closing.

Article VIII.
BUYER’S  AND SELLER’S REPRESENTATIONS AND WARRANTIES

8.1	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:
(a)	Buyer has the full right, power and authority to purchase the Property from Seller as provided in this Agreement and to carry out Buyer’s obligations hereunder;
(b)	all requisite action necessary to authorize Buyer to enter into this Agreement and to carry out Buyer’s obligations has been obtained;
(c)	this Agreement has been duly authorized, executed and delivered by Buyer;
(d)

the execution of this Agreement and the Closing to occur hereunder do not and will not violate any contract, covenant or other agreement to which Buyer may be a party or by which Buyer may be bound; and

(e)	Buyer is a Virginia corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

8.2	Seller’s Representations and Warranties. Seller represents and warrants that:
(a)	Seller has the full right, power and authority to sell the Property to Buyer as provided in this Agreement and to carry out Seller’s obligations hereunder;
(b)	all requisite action necessary to authorize Seller to enter into this Agreement and to carry out Seller’s obligations has been obtained;
(c)	this Agreement has been duly authorized, executed and delivered by Seller;
(d)	the execution of this Agreement and the Closing to occur hereunder do not and will not violate any contract, covenant or other agreement to which Seller may be a party or by which Seller may be bound.
(e)

Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, duly qualified to transact business in the Commonwealth of Virginia, and has all requisite power and authority to own its interests in the Property and to operate the Hotel, and to carry on its business as now being conducted.

(f)

Seller, to Seller’s Knowledge, has not received any written or oral notification from any governmental authority concerning the Property for any violation of federal, state, county or municipal laws, ordinances or regulations, expressly including any violations concerning health, fire, building, sanitation, safety code violations, zoning, Hazardous Materials or any other environmental problems.  Seller agrees to forward to Buyer copies of any notices described in the preceding sentence immediately on receipt by Seller.  To Seller’s Knowledge, Seller is not in violation of any governmental laws, ordinances, rules, and regulations applicable to the use and occupation of the Property, including, without limitation, health, fire, sanitation and safety codes.  To Seller’s Knowledge, Seller is not in violation of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., or any modifications or amendments thereto, or applicable state law and other federal, state and local laws and the regulations implementing such laws now in force relating to hazardous waste disposal and/or toxic substances (the above laws are collectively referred to as “Environmental Laws”).  Seller represents and warrants that it has disclosed to Buyer all pending or threatened litigation known to Seller and orders, rulings, notices, permits or investigations known to Seller regarding Hazardous Materials, as such terms are defined in applicable Environmental Laws.

Without limiting the generality of the foregoing, Seller will provide information to Buyer with regard to a small diesel fuel oil spill (the “Oil Spill”) from an underground storage tank that occurred at the Property in December 2010, the successful clean-up effort made by Seller in connection therewith, communications between Seller and the VDEQ with respect thereto, and the ongoing monitoring activities of Seller in connection therewith.

(g)

To Seller’s Knowledge, Seller has not received any written or oral notification of a breach of any Contracts, any licenses and permits or any Lease and there are no defaults or conditions which with the passage of time or the giving of notice would constitute defaults thereunder.  There are no persons with a right to use or occupy the Property other than the tenants under the Leases and the guests of the Hotel.  Each of the Contracts, licenses and permits and Leases being assumed by Buyer are in full force and effect and have not been amended, modified or supplemented in any way that is not expressly disclosed to the Buyer in writing.

(h)

To Seller’s Knowledge, there are no actual or threatened conditions or circumstances which would adversely affect the current use of the Property, or Seller’s ability to use the Property to operate the Hotel.

(i)	To Seller’s Knowledge, the Real Property is not subject to special assessment levies or any roll back taxes.
(j)

Seller has not made any commitment to any governmental or quasi-governmental authority, or to any third person to dedicate or grant any portion of the Real Property for roads, easements, rights of way, park lands, or other public or private purposes, or to grant any restrictions, or to incur any other expense or obligation relating to the Real Property.

(k)

There are no currently effective employment agreements, collective bargaining agreements, or pensions, retirement or profit sharing plans, with or covering any of the employees of the Hotel, except as set forth on Schedule 8.2(k).

(l)

To Seller’s Knowledge, there are no unrecorded easements that adversely affect the use and operation of the Real Property as a Hotel.  Prior to the Closing Date, Seller will not grant any easement that will affect title to the Real Property or Seller’s right to transfer its property interest hereunder.

(m)	There are no other agreements, written or oral, other than the Contracts, licenses, permits and Leases, which affect the use or operations of the Hotel.
(n)

To Seller’s Knowledge, Seller has not received any notice from any insurance company that has issued a policy with respect to the Hotel or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations, or other work to the Property, which, if not corrected, would result in termination of insurance coverage.

(o)

To Seller’s Knowledge, there are no pending suits, litigation, or administrative proceedings relating to Seller, or to the Hotel, including, without limitation, pending labor grievances or arbitrations or suits.

(p)	All tangible Personal Property is in good working order.

Article IX.
ASSIGNMENT AND GUARANTY

The reputation, experience, and financial status of Ajitkumar B. Patel (“Patel”) constitute a material inducement and a substantial part of the consideration for sale of the Property by Seller to Buyer.  Seller has consented to the formation and organization of Buyer by Patel for the purpose of acquiring the Hotel, but neither Patel nor Buyer may assign this Agreement, nor may any of Buyer’s rights hereunder be transferred in any manner to any person or entity, without Seller’s specific prior written consent.  As a further inducement to Seller, Patel agrees to unconditionally guaranty the obligations of Buyer under this Agreement and in connection with the purchase of the Hotel.

Article X.
BROKERAGE

Buyer and Seller represent and warrant to Seller and Buyer, respectively, that each has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that neither has taken any action which would result in any real estate broker’s finder’s, or other fees or commissions being due or payable to any other party with respect to this transaction other than Mumford Company with respect to Seller (the “Disclosed Broker”).  Each party hereby indemnifies, protects, defends and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, but not limited to, reasonable attorneys’ fees) resulting to the other party from a breach of the representation and warranty made by such party herein.  Seller shall be solely responsible for payment of the brokerage commission to the Disclosed Broker, and Buyer shall have no liability therefor.

Article XI.
DEFAULT

11.1

Buyer’s Default.  If Buyer shall fail to close the transaction contemplated hereby as and when required or if Buyer shall otherwise be in default of its obligations hereunder before Closing, the Deposit shall be paid over to Seller as agreed as liquidated damages, it being acknowledged by Buyer and Seller that in such event Seller will suffer substantial damages but such damages are incapable of exact ascertainment.  After payment to Seller of the Deposit, neither Seller nor Buyer shall have any further rights or obligations hereunder except that Buyer shall remain obligated pursuant to Sections 2.4 and 2.5 and any other provisions of this Agreement that expressly survive termination or expiration of this Agreement.  If subsequent to Closing, Buyer shall fail to comply with its obligations contained herein which survive Closing, Seller, in addition to any rights and remedies provided herein, shall be entitled to any and all remedies available at law or in equity.

11.2

Seller’s Default.  If this transaction shall not be closed because of default of Seller, Buyer shall be entitled to an immediate and full refund of the Deposit to Buyer on demand, and shall be entitled to pursue specific performance.  In the event that specific performance is obtained by Buyer, Buyer and Seller shall close on the terms herein contained.  If subsequent to Closing, Seller shall fail to comply with its obligations contained herein which survive Closing, Buyer, in addition to any rights and remedies provided herein, shall be entitled to pursue all rights and remedies at law or in equity.

Article XII.
INDEMNIFICATION

12.1

Survival.  The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Article XII) contained in this Agreement shall survive the Closing.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the expiration of twelve (12) months after the Closing Date.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought before such time, and such period of survival shall continue until the indemnification claim related to such inaccuracy of such representation or warranty shall have been finally resolved pursuant to this Article XII.

12.2

Indemnification by Buyer.  Buyer agrees to indemnify and hold harmless the Seller Group from and against any and all losses, claims, demands, damages, costs and expenses of whatsoever kind or nature including reasonable attorneys’ fees related to or arising as a result of (i) the Assumed Liabilities and Buyer’s ownership or operation of the Hotel and the Property after Closing, (ii) any misrepresentation or breach of any warranty made by Buyer in this Agreement or (iii) any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement (collectively, the “Deficiencies”).

12.3

Indemnification by Seller.  Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs, and expenses of whatsoever kind or nature including reasonable attorney’s fees related to or arising as a result of (i) liabilities of Seller other than the Assumed Liabilities, (ii) any misrepresentation or breach of any warranty made by Seller in this Agreement or (iii) any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement (collectively, the “Deficiencies”). In addition, Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs, and expenses of whatsoever kind or nature including reasonable attorney’s fees related to or arising as a result of the performance by Seller and its contractors of the ongoing groundwater monitoring described in Section 7.2 above.

12.4

Limitation on Deficiencies.  Notwithstanding any other provision of this Agreement (a) no party shall have any obligation to indemnify the other party from and against any Deficiencies resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty until such party has suffered

Deficiencies by reason of all such breaches (or alleged breaches) in excess of a $5,000.00 aggregate deductible (at which point such party will be obligated to indemnify the other party from and against all further Deficiencies) and (b) there will be a $250,000.00 aggregate ceiling on the obligation of a party to indemnify the other party from and against Deficiencies resulting from the breach of any warranties or representations by a party.  The provisions of this Section shall not apply to the Closing pro rations made pursuant to Section 3.3.

Article XIII.
MISCELLANEOUS

13.1

Risk of Loss.  Seller agrees to give Buyer prompt notice of any fire or other casualty affecting the Property or of any actual or threatened (to the extent that Seller has current actual knowledge thereof) taking or condemnation of all or any portion of the Property.  If before Closing, there shall occur:

(a)

damage to the Property caused by fire or other casualty if damaged to the extent of more than thirty percent (30%) of the Purchase Price and, in connection therewith, Seller shall repair such damage and the Closing Date shall be extended by one day for each day it takes Seller to make such repair, not to exceed sixty (60) days; or

(b)	the taking or condemnation of all or any portion of the Property; which would materially interfere with the present use of such Property as determined by Buyer in its reasonable business discretion;

then, in such event, Buyer shall have the right to terminate this Agreement by written notice thereof delivered to Seller within ten (10) days after Buyer has received notice from Seller.  If Buyer does not so timely elect to terminate this Agreement, then the Closing shall take place as provided herein and there shall be assigned to Buyer at the Closing all interest of Seller in and to any insurance proceeds or condemnation awards payable to Seller on account of that event, less sums which Seller incurs before the Closing to repair any of the damage. Notwithstanding the foregoing provisions, if damage to the Property caused by fire or other casualty is thirty percent (30%) of the Purchase Price or less, and, in connection therewith, Seller shall repair such damage and the Closing Date shall be extended by one day for each day it takes Seller to make such repair, not to exceed sixty (60) days, then Buyer shall be obligated to proceed to close on the purchase of the Property.

13.2

Construction.  The terms “Seller” and “Buyer” whenever used in this Agreement shall include the permitted assigns of the respective parties hereto.  Whenever used, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.  The term “including” as used herein shall in all instances mean “including, but not limited to.”  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.  This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts may have been prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties.

13.3	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which will constitute the same agreement.
13.4

Severability and Waiver.  Invalidation of any one section or provision of this Agreement by judgment or court order shall in no way affect any other section or provision.  Failure of any party to this Agreement to insist on the full performance of any of its provisions by the other party (or parties) shall not constitute a waiver of such performance unless the party failing to insist on full performance of the provision declares in writing signed by it that it is waiving such performance.  A waiver of any breach under this Agreement by any party, unless otherwise expressly declared in writing, shall not be a continuing waiver or waiver of any subsequent breach of the same or other provision of this Agreement.

13.5

Governing Law; Venue.  The laws of the Commonwealth of Virginia (without regard to conflicts of law) shall govern the validity, construction, enforcement and interpretation of this Agreement.  On any litigation arising out of or under this Agreement and/or out of Buyer’s ownership, operation of or other activities on the Property, the prevailing party shall be entitled to collect from the non-prevailing party reasonable attorneys’ fees and costs.  Buyer and Seller hereby submit to the jurisdiction of the United States District Court for the Eastern District of Virginia, Norfolk Division, as the exclusive jurisdiction and venue for any suit or other proceeding brought in connection with or arising out of this Agreement.

13.6

Further Assurances.  In addition to the acts and deeds recited in this Agreement and contemplated to be performed, executed, and/or delivered under this Agreement, Seller and Buyer agree to perform, execute and/or deliver or cause to be delivered, executed and/or delivered at Closing or after Closing all further acts, deeds, and assurances reasonably necessary to consummate the transactions contemplated hereby.

13.7

Notices.  All notices, demands, requests, and other communications required or permitted hereunder shall be in writing.  All such notices, demands, requests and other communications (and copies thereof) shall be deemed to be delivered: (a) if sent by messenger, on receipt or refusal to the party to whom the notice is directed; (b) on receipt or refusal if sent by overnight courier, with request for next Business Day delivery; or (c) on receipt or refusal after deposit in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows (or to such other address as the parties may specify by notice given pursuant to this section):

To Seller:	Hampton Hotel Associates LLC
410 West Francis Street
Williamsburg, VA 23188
Attn: David R. Folsom, President and Chief Operating Officer

With a copy to:	Willcox & Savage, PC.
440 Monticello Avenue
Suite 2200
Norfolk, VA 23510
Attn: Stephen W. Brewer, Esq.

To Buyer:	Three Capital Hotels, Inc.
c/o Ajitkumar B. Patel
9 Top Cat Trail
Sylva, NC 28779

With a copy to:	Raymond H. Suttle, Jr.
JONES, BLECHMAN, WOLTZ & KELLY, P.C.
701 Town Center Drive, Suite 800
Newport News, VA 23606

13.8	Subordination. This Agreement is subordinate to any financing now or hereafter granted or assumed by Seller with respect to the Property.
13.9

Entire Agreement and Amendment.  This Agreement contains the entire understanding between Buyer and Seller with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally.  Any such action may occur only by an instrument in writing signed by the party against whom enforcement of the modification, change, waiver, discharge or termination is sought.

13.10	Recording. This Agreement shall not be recorded and Buyer agrees that recording same by Buyer constitutes a default by Buyer.
13.11	Exhibits. The Exhibits referenced in and attached to this Agreement are incorporated in, and made a part of, this Agreement for all purposes.

13.12

Calculation of Dates.  If the final day of any period or any date of performance under this Agreement falls on a date which is not a Business Day, then the final day of the period or the date of performance, as applicable, shall be extended to the next day which is a Business Day.

13.13	No Third Party Beneficiary. This Agreement is solely between Seller and Buyer and no other party shall be entitled to rely on any provision hereof for any purpose whatsoever.
13.14

Backup Contract(s).  Buyer understands that Seller may actively negotiate with other parties and may enter into back up contracts for the sale of the Property.  The backup contracts will be subject and subordinate to this Agreement so long as this Agreement is in full force and effect and Buyer is not in default hereunder.

13.15

Limitation on Liability.  Buyer expressly agrees that the obligations and liabilities of Seller under this Agreement and any document referenced herein shall not constitute personal obligations of the officers, directors, employees, agents, trustees, partners, members, representatives, stockholders or other principals and representatives of Seller.  The limitations of liability contained in this paragraph shall apply equally and inure to the benefit of Seller’s present and future officers, directors, trustees, shareholders, agents and employees, and their respective heirs, successors

13.16

WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE, TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRANSACTION.

13.17

Confidentiality.  Seller and Buyer each covenant that (i) prior to Closing it shall not issue any press release or public statement (a “Release”) with respect to the transactions contemplated by this Agreement without the prior consent of the other, and (ii) after Closing, any Release issued by Seller or Buyer shall be subject to the review and approval of the other (which approval shall not be unreasonably withheld).  If Seller or Buyer is required by law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other for review. Notwithstanding the foregoing however, Buyer shall have the right to issue and file such documents as are required by federal and state securities laws and regulations.

13.18	Exhibits and Schedules.

EXHIBIT A	-	Legal Description of the Land
EXHIBIT B	-	Special Warranty Deed
EXHIBIT C	-	Bill of Sale
EXHIBIT D	-	Assignment and Assumption Agreement

Schedule 1.1(i)	-	Contracts
Schedule 1.1(w)	-	Leases
Schedule 1.1(x)	-	Personal Property
Schedule 2.1	-	Seller Due Diligence Information and Reports
Schedule 3.1	-	Purchase Price Allocation
Schedule 3.3(b)(ii)	-	Uncollected Accounts Receivable Balances
Schedule 8.2(k)	-	Employment Agreements

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement for Sale and Purchase of Property on the date first set forth above.

SELLER:

HAMPTON HOTEL ASSOCIATES LLC,
a Delaware limited liability company

By:	/s/ David R. Folsom
Manager

[SEAL]

BUYER:

THREE CAPITAL HOTELS, INC.,
a Virginia corporation

By:	/s/ Ajitkumar B. Patel
	Name:	Ajitkumar B. Patel
	Title:	President

[SEAL]

GUARANTOR:

/s/ Ajitkumar B. Patel		(SEAL)
Ajitkumar B. Patel

EXHIBIT A
LEGAL DESCRIPTION

Parcel 1

Beginning at a point in the southern right-of-way line of Settlers Landing Road, said point of beginning being distant N 73°59'56" E, 280.91' from the intersection of the said southern right-of-way line of Settler's Landing Road with the eastern right-of-way line of South King Street; thence from the point of beginning along the southern right-of-way line of Settler's Landing Road the following courses, N 73°59'56" E, 239.91'; N 73°58'33" E, 78.88'; N 72°58'47" E, 30.66'; S 16°00'04" E, 6.00'; N 73°59'56" E, 6.00'; N 16°00'04" W, 6.00'; N 72°08'21" E, 77.04'; S 16°00'04" E, 6.00'; N 73°59'56" E, 6.00'; N 16°00'04 W, 6.00'; N 73°59'56" E, 9.34'; S 16°00'04" E, 1.00'; N 72°01'48" E, 80.63'; S 16°00'04" E, 5.00'; N 72°58'02" E, 96.10'; N 73°59'56" E, 20.75' to a point at its intersection with the western line of the property now or formerly belonging to City of Hampton and duly recorded in the Clerk's Office of the Circuit Court of the City of Hampton, Virginia, in Deed Book 559 at page 823; thence along the said western line of City of Hampton the following courses, S 55°51'09" E, 29.42' to a point; thence N 72°34'05" E, 6.05' to a point; thence S 55°09'55" E, 22.14'; thence S 50°56'18" W, 13.07' to a point; thence S 53°18'03" E, 37.34' to a point at its intersection with the northeast face of a new concrete bulkhead located on northwest side of the Hampton River; thence along the said northeast face of the new concrete bulkhead the following courses, S 37°39'04" W, 72.82'; S 41°03'36" W, 224.21'; S 74°19'04" W, 244.75'; S 75°02'59" W, 218.03' to a point at its intersection with the western face of a new concrete bulkhead; thence turning and going along the said western face of a new concrete bulkhead the following courses, N 14°54'15" W, 142.22'; S 74°00'03" W, 6.43'; N 14°27'05" W, 8.51' to a point at its intersection with the southern line of Parcel 4‑A as shown on a map recorded in the Clerk's Office of the Circuit Court in the City of Hampton, Virginia in Deed Book 350 at Page 716; thence along said southern line of Parcel 4‑A, N 74°53'01" E, 3.26' to a point at its intersection with the eastern line of the aforementioned Parcel 4‑A; thence along the said eastern line, N 5°33'36" W, 83.29' to a point at its intersection with the southern line of Settler's Landing Road, the point of beginning.

The above-described parcel contains 146,232 square feet or 3.357 acres.

LESS, SAVE AND EXCEPT that portion of the property conveyed to the City of Hampton, Virginia, by deed dated July 1, 1986, and duly recorded in the Clerk's Office in Deed Book 958, at Page 1410.

TOGETHER WITH all and singular, the buildings and improvements thereon, rights and privileges, tenements, hereditaments, easements and appurtenances unto the said land belonging or in anywise appertaining.

SUBJECT TO the easements as contained in that certain Deed dated November 14, 1985, and duly recorded in the Clerk's Office in Deed Book 744, at page 158.

Parcel 2

Beginning at a point in the southern right-of-way line of Settlers Landing Road, said point of beginning being N 73°59'56" E, 280.91 feet from the intersection of the eastern right-of-way line of South King Street and said southern right-of-way line of Settlers Landing Road; thence continuing along said southern right-of-way line of Settlers Landing Road N 73°59'56" E, 28.58 feet to a point; thence S 05°56'58" E, 36.63 feet to a point; thence S 15°45'27" E, 55.21 feet to a point; thence N 74°03'31" E, 9.75 feet to a point; thence S 16°02'27" E, 130.49 feet to a point; thence N 73°58'39" E, 263.36 feet to a point; thence N 16°08'25" W, 99.49 feet to a point; thence N 74°07'12" E, 4.93 feet to a point; thence N 16°08'00" W, 92.61 feet to a point on a curve to the left having a radius of 9.64 feet, thence along said curve to the left an arc length of 15.12 feet to a point; thence S 74°00'25" W, 61.40 feet to a point; thence S 32°20'47" W, 8.34 feet to a point; thence S 73°58'29" W, 122.76 feet to a point on a curve to the right having a radius of 17.61 feet, thence along said curve to the right an arc length of 27.43 feet to a point; thence N 16°48'39" W, 8.19 feet to a point at its intersection with aforementioned southern right-of-way line of Settlers Landing Road; thence along said southern right-of-way line the following courses: N 73°59'56" E, 158.05 feet; N 73°58'33" E, 78.88 feet; N 72°58'47"E, 30.66 feet; S 16°00'04" E, 6.00 feet; N 73°59'56" E, 6.00 feet; N 16°00'04" W, 6.00 feet; N 72°08'21" E, 77.04 feet; S 16°00'04" W, 6.00 feet; N 73°59'56" E, 6.00 feet; N 16°00'04" W, 6.00 feet; N 73°59'56" E, 9.34 feet; S 16°00'04" E 1.00 foot; N 72°01'48" E, 80.63 feet; S 16°00'04" E, 5.00 feet to a point; thence leaving said southern right-of-way line S 70°57'56" W, 39.80 feet to a point; thence S 62°27'48" W, 55.94 feet to a point; thence S 03°35'25" W, 56.64 feet to a point; thence S 41°02'41" W, 81.71 feet to a point; thence S 16°03'11" E, 110.29 feet to a point; thence N 73°55'09" E, 99.06 feet to a point; thence N 41°10'22" E, 204.63 feet to a point; thence N 20°02'58" E, 16.53 feet to a point; thence N 40°59'42" E, 61.00 feet to a point; thence N 16°14'08" W, 12.65 feet to a point at its intersection with the western line of a City of Hampton parcel as recorded in the Clerk's Office of the Circuit Court in the City of Hampton, Virginia, in Deed Book 559, at Page 823; thence along said western line S 53°18'03" E, 27.18 feet to a point at its intersection with the eastern face of a bulkhead; thence along said face of bulkhead the following courses:  S 37°39'04" W, 72.82 feet; S 41°03'36" W, 224.21 feet; S 74°19'04" W, 244.75 feet; S 75°02'59" W, 218.03 feet; N 14°54'15" W, 142.22 feet; S 74°00'03" W, 6.43 feet; N 14°27'05" W, 8.51 feet to a point at the terminus of said bulkhead; thence N 74°53'01" E, 3.26 feet to a point; thence N 05°33'36" W, 83.29 feet to a point at its intersection with said southern right-of-way line of Settlers Landing Road, the point of beginning.

The above-described parcel contains 43,429 square feet, or 0.9970 acres, which parcel is shown on that certain plat entitled “Plat Showing Easement to be Dedicated to City of Hampton Located on Settlers Landing Road, Hampton,

Virginia" which plat is dated November 16, 1988, and prepared by Baldwin and Gregg, Engineers, Planners, Surveyors, Norfolk, Virginia, a copy of which is recorded in the Clerk’s Office of the Circuit Court of the City of Hampton, Virginia in Deed Book 958, at page 1410.

Together with all improvements, rights and privileges, the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

Less and except that portion of property known as:  RPC No. 13002100 and described as follows:

Beginning at a point on the southern line of City of Hampton property as described in Deed Book 559 at Page 823 at its eastern most point; said point being on the southern face of the concrete bulkhead as shown on a map prepared by Baldwin & Gregg, Ltd. Entitled “PROPERTY SPLIT OF PROPERTY OF THE CITY OF HAMPTON LOCATED ON SETTLERS LANDING ROAD”; thence in a southerly and westerly direction south 37° 39' 04" west, 72.82 feet to a point; thence south 41° 03' 36" west, 224.21 feet to a point; thence south 74° 19' 04" west, 244.75 feet to a point; thence south 75° 02' 59" west, 218.03 feet to a point; thence north 14° 54' 15" west, 142.22 feet to a point; thence south 74° 00' 03" west, 6.43 feet; thence north 14° 27' 05" west, 8.51 feet to a point; thence north 74° 53' 01" east, 3.26 feet to a point; thence south 14° 27' 05" east, 5.15 feet to a point; thence north 74° 00' 03" east, 8.44 feet to a point; thence south 14° 54' 15" east, 140.40 feet to a point; thence north 74° 50’ 02" east, 290.95 feet to a point; thence north 74° 18' 04" east, 78.96 feet to a point; thence north 74° 19' 04" east, 87.74 feet to a point; thence north 41° 03' 36" east, 220.97 feet to a point; thence north 37° 39' 04" east, 72.62 feet to a point at its intersection with the aforementioned southern line of the City of Hampton property; thence along said southern line south 53° 18' 03" east, 4.30 feet to the point of beginning.

The above described parcel contains 4,589 +/- square feet or 0.1053 +/- acres, more or less.

EXHIBIT B

Prepared by:

Stephen W. Brewer
Willcox & Savage, P.C.
440 Monticello Avenue

Suite 2200

Norfolk, Virginia  23510

VSB No.:  17218

Parcel Identification No(s).:    _____________________

special WARRANTY DEED

THIS DEED is made as of the ___ day of ___________, 2016, by and between, HAMPTON HOTEL ASSOCIATES LLC, a Delaware limited liability company, a grantor for indexing purposes (the “Grantor”); and THREE CAPITAL HOTELS, INC, a Virginia corporation, a grantee for indexing purposes (the “Grantee”), with an address of ___________________________________.

WITNESSETH:

THAT FOR and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby grants, bargains, sells, assigns, transfers and conveys with SPECIAL WARRANTY unto Grantee the real property more particularly described as follows:

SEE EXHIBIT A attached hereto.

This conveyance is made expressly subject to the covenants, conditions, restrictions, easements and reservations contained in duly recorded deeds, plats and other instruments constituting constructive notice in the chain of title to the property hereby conveyed that have not expired by time limitations contained therein or otherwise become ineffective.

[Signature Page Follows on Next Page]

WITNESS the following signature and seal as of the day and year first above written.

HAMPTON HOTEL ASSOCIATES LLC,
a Delaware limited liability company

By:
Name:
Title:	Manager

[SEAL]

COMMONWEALTH OF VIRGINIA

CITY OF __________, TO WIT:

The foregoing instrument was acknowledged before me this ________ day of ___________, 2016, by _______________, Manager of Hampton Hotel Associates LLC, a Delaware limited liability company, on behalf of the company.

Notary Public
My Commission Expires:

Notary Registration No.:

EXHIBIT A

Legal Description

EXHIBIT C

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS THAT HAMPTON HOTEL ASSOCIATES LLC, a Delaware limited liability company (“Assignor”), for a consideration of One Dollar ($1.00) , cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers and delivers unto THREE CAPITAL HOTELS, INC., a Virginia corporation (“Assignee”) all of Assignor’s right, title and interest in the personal property, owned by Assignor and located on or used in connection with that real property and improvements located at and commonly known as Crowne Plaza Marina Hotel of Hampton (the “Property”) as of the close of business on the ___ day of _________, 2016, including, but not limited to, the following:

(1)

all equipment, fixtures, furniture, furnishings, supplies and other personal property of every description, if any, owned by Assignor and located in or on, or attached to, or used in connection with the Property (the “Tangible Personal Property”);

(2)

all of Assignor’s right, title and interest in, all contract rights related to the Property or the Tangible Personal Property, including, without limitation, the Assignor’s interest in the following:  maintenance, construction, commission, architectural, engineering, parking, supply or service contracts, warranties, guarantees and other agreements related to the Property or the Tangible Personal Property that will remain in existence after the date hereof (collectively, the “Service Contracts”);

(3)

all of Assignor’s right, title and interest in, to and under any licenses, certificates of occupancy, permits and approvals issued by any governmental authority and relating to the Property, the Tangible Personal Property or Service Contracts (the “Permits”);

(4)	all of Assignor’s right, title and interest in and to any transferable warranties or guaranties relating to the Property; and

(5)

all of Assignor’s right, title and interest, if any, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Assignor and related to or used exclusively in connection with the ownership, use or operation of the Property (the “Intangible Personal Property” and, with the Tangible Personal Property, the Service Contracts and the Permits, the “Personal Property”).

TO HAVE AND TO HOLD, all and singular, the Personal Property hereby sold, assigned, and transferred to Assignee, its successors and assigns to and for its own use and benefit.

Assignor hereby confirms and affirms to Assignee the representations and warranties relating to the Personal Property as contained in that certain Agreement For Sale and Purchase of Property between Assignor and Assignee dated as of April __, 2016.

This Bill of Sale shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Assignor has caused these presents to be executed, sealed and delivered effective as of the ________ day of _________, 2016.

Assignor:

HAMPTON HOTEL ASSOCIATES LLC,
a Delaware limited liability company

By:
Manager

[SEAL]

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered into this ___ day of ___________, 2016 (the “Effective Date”) by and between HAMPTON HOTEL ASSOCIATES LLC, a Delaware limited liability company (the “Assignor”) and THREE CAPITAL HOTELS, INC., a Virginia corporation (the “Assignee”).

recitals:

pursuant to that certain agreement for sale and purchase of property, dated April __, 2016 (the “sale agreement”) between assignor and assignee, assignor has transferred and conveyed that real property and improvements located at and commonly known as Crowne Plaza marina hotel of hampton (the “real property”) to assignee.

Assignor is the landlord under those certain Leases described on Exhibit A attached hereto and incorporated herein (as amended, the “Leases”).

Assignor desires to assign all of its right, title and interest in and to the Leases and all security deposits required to be paid pursuant to the Leases to Assignee, and Assignee desires to accept and assume the same from Assignor on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, Assignor and Assignee do hereby agree as follows:

1.Assignment and Assumption.  Assignor hereby assigns, conveys, transfers, grants and sets over unto Assignee, its successors and assigns, as of the Effective Date, all of Assignor’s right, title and interest in and to the Leases.  Assignee hereby accepts the foregoing assignment.

2.Security Deposits. Assignor hereby assigns conveys, transfers, grants and sets over unto Assignee, its successors and assigns, as of the Effective Date, all of Assignor’s right, title and interest in any security or other deposits required to be paid pursuant to the terms of the Leases.

3.Indemnification.

(a)Assignor hereby agrees to indemnify, defend and hold harmless Assignee from and against any and all liability, loss, damage and expense, including without limitation reasonable attorneys’ fees, which Assignee may or shall incur under the Leases by reason of any failure of the Assignor to have complied with or to have fully performed, before the Effective Date, all obligations on its part to have been performed, complied with or discharged under any of the terms and conditions contained in the Leases which were to be performed before the Effective Date.

(b)Assignee hereby agrees to indemnify, defend and hold harmless Assignor from and against any and all liability, loss, damage and expense, including without limitation reasonable attorneys’ fees, which Assignor may or shall incur under the Leases by reason of any failure of Assignee to have complied with or to have fully performed, on or after the Effective Date, all obligations on its part to have been performed, complied with or discharged under any of the terms and conditions contained in the Leases which were to be performed on or after the Effective Date.

4.Miscellaneous.  The terms and conditions of this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  This Assignment may be executed in multiple counterparts, each of which shall be deemed an original Assignment, but all of which, taken together, shall constitute one and the same Assignment, binding on the parties hereto.  The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.  This Assignment shall be governed by the laws of the Commonwealth of Virginia, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the Effective Date.

[Signatures Appear on Following Page]

ASSIGNOR:

HAMPTON HOTEL ASSOCIATES LLC,
a Delaware limited liability company

By:
Manager

[SEAL]

COMMONWEALTH OF VIRGINIA

CITY OF __________, TO WIT:

The foregoing instrument was acknowledged before me this ________ day of ___________, 2016, by _______________, Manager of Hampton Hotel Associates LLC, a Delaware limited liability company, on behalf of the company.

Notary Public
My Commission Expires:

Notary Registration No.:

ASSIGNEE:

THREE CAPITAL HOTELS, INC.,
a Virginia corporation

By:
Title:

[SEAL]

COMMONWEALTH OF VIRGINIA

CITY OF __________, TO WIT:

The foregoing instrument was acknowledged before me this ____ day of ___________, 2016, by _________________________, as ______________ of Three Capital Hotels, Inc., a Virginia corporation, on behalf of the corporation.

Notary Public

My Commission Expires:

Notary Registration No.: